                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            CANISCO RESOURCES, INC.
                                       AT
                          $1.00 NET PER SHARE IN CASH
                                       BY
                           CANISCO ACQUISITION, INC.,
                      AN INDIRECT WHOLLY OWNED SUBSIDIARY
                                       OF
                       KENNY INDUSTRIAL SERVICES, L.L.C.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, AUGUST 11, 2000, UNLESS THE OFFER IS EXTENDED.

                                                                   July 17, 2000

To Our Clients:

    Enclosed for your consideration is the Offer to Purchase, dated July 17, 2000 (the "Offer to Purchase"), and the related Letter of Transmittal (which, each as amended or supplemented from time to time, together constitute the "Offer") in connection with the offer by Canisco Acquisition, Inc., a Delaware corporation (the "Merger Subsidiary") and an indirect wholly owned subsidiary of Kenny Industrial Services, L.L.C., a Delaware limited liability company ("Parent"), to purchase all outstanding shares of common stock, par value $0.0025 per share (the "Shares"), of Canisco Resources, Inc., a Delaware corporation (the "Company"), at a price of $1.00 per Share, net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer. The Offer is being made in connection with the Agreement and Plan of Merger, dated as of June 28, 2000, as amended as of July 10, 2000, by and among Parent, Merger Subsidiary and the Company (the "Merger Agreement"). Also enclosed is a Letter to Stockholders of the Company from Teddy Mansfield, President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9.

    THE MATERIAL IS BEING SENT TO YOU AS THE BENEFICIAL OWNER OF SHARES HELD BY US FOR YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF SHARES HELD FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE ENCLOSED LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER SHARES HELD BY US FOR YOUR ACCOUNT.

    Accordingly, we request instructions as to whether you wish to have us tender on your behalf any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

    Your attention is invited to the following:

        1. The offer price is $1.00 per Share, net to the seller in cash, without interest thereon.

        2. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday, August 11, 2000, unless the Offer is extended.

        3.  The Offer is being made for all outstanding Shares.

        4. The Board of Directors of the Company has unanimously determined that the terms of the Voting Agreement, the Merger Agreement and the transactions contemplated thereby, including the

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
    Offer and the Merger (as defined in the Offer to Purchase), are advisable and in the best interests of the Company and its stockholders, and fair and equitable to the Company's stockholders, and has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and unanimously recommends that stockholders accept the Offer and tender their shares pursuant to the Offer.

        5. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which, when added to the Shares beneficially owned by Parent and Merger Subsidiary (if any), represents at least a majority of the Shares outstanding on a fully diluted basis on the date Shares are accepted for payment. The Offer is also subject to other conditions set forth in the Offer to Purchase.

        6. Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Merger Subsidiary pursuant to the Offer.

    The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and any supplements or amendments thereto. Merger Subsidiary is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Merger Subsidiary becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Merger Subsidiary shall make a good faith effort to comply with such statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, Merger Subsidiary cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Merger Subsidiary or by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form contained in this letter. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the instruction form set forth in this letter. YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF PRIOR TO THE EXPIRATION OF THE OFFER.

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
                        INSTRUCTIONS WITH RESPECT TO THE
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            CANISCO RESOURCES, INC.

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated July 17, 2000, and the related Letter of Transmittal (which, each as amended or supplemented from time to time, together constitute the "Offer"), in connection with the offer by Canisco Acquisition, Inc., a Delaware corporation (the "Merger Subsidiary") and an indirect wholly owned subsidiary of Kenny Industrial Services, L.L.C., a Delaware limited liability company ("Parent"), to purchase all outstanding shares of common stock, par value $0.025 per share (the "Shares"), of Canisco Resources, Inc., a Delaware corporation (the "Company").

    This will instruct you to tender to Merger Subsidiary the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.


Number of Shares to be Tendered:*
                                                                        Signature

Account Number:
                                                                       Print Name

Date:
                                                                      Print Address

                                                                 Area Code and Telephone

                                                                      Taxpayer I.D.

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*   Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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